UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 8, 2012

(Date of earliest event reported)

INNODATA ISOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22196	13-3475943
(State or Other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Three University Plaza	07601
Hackensack, NJ 07601	(Zip Code)
(Address of Principal Executive Offices)

(201) 371-8000
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e) On March 8, 2012 the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) established 2012 cash bonus targets for the Company’s executive officers for 2012 expressed as a percentage of base salaries to be in effect on April 1, 2012. The bonus target percentages and base salaries are, respectively, 60% and $500,000 for Jack Abuhoff, the Company’s Chairman, President and Chief Executive Officer; 50% and $280,000 for Ashok Mishra, the Company’s Executive Vice President and Chief Operating Officer; and 40% and $280,000 for O’Neil Nalavadi, the Company’s Senior Vice President and Chief Financial Officer. Actual bonus amounts will vary from the target percentages to the extent that goals to be established by the Compensation Committee are exceeded or are not achieved in full.

On the same date the Compensation Committee established a special bonus plan for its executive officers whereby each of the executive officers will be eligible to receive a cash bonus payable upon the Company’s achieving a specified aggregate level of bookings in its new business lines during calendar year 2012. The bonus amounts that the executive officers are eligible to receive are $52,000 for Mr. Abuhoff and $25,000 for each of Mr. Mishra and Mr. Nalavadi.

Reference is made to the Company’s report on Form 8-K filed with the Securities Exchange Commission on April 18, 2011 (the “Prior 8-K”). In the Prior 8-K the Company reported, among other things, that “To the extent that actual performance exceeds the target for any performance measure, the bonus payment for that measure will increase to a maximum of twice the bonus target.” This report on Form 8-K amends the quoted sentence to read as follows “To the extent that actual performance exceeds the targets for the performance measures, the bonus payment will increase to a maximum of 2.85 times the bonus target.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INNODATA ISOGEN, INC.

Date: March 14, 2011	By:	/s/ Amy R. Agress
Amy R. Agress
Vice President and General Counsel

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